Confidential Treatment Requested. Confidential portions of this document have been redacted and separately filed with the Commission.

***** Confidential material redacted and filed separately with the Commission.

AGREEMENT

This Agreement (“Agreement”) is entered into as of September 12, 2003, (the “Effective Date”) by and among XTL Biopharmaceuticals Ltd., a corporation organized under the laws of Israel (“XTL”), Applied Immunogenetics LLC (“AI”), a Delaware limited liability company, ***** and *****.

A.
XTL and The Board of Trustees of the Leland Stanford Junior University (“Stanford”) are parties to that certain Agreement effective as of ***** (the “XTL Nonexclusive License Agreement”), pursuant to which Stanford granted a nonexclusive license to XTL with respect to certain HCV monoclonal antibodies (the “Licensed Antibodies”).

B.
AI and Stanford are parties to that certain License Agreement effective as of ***** (the “AI License Agreement”), pursuant to which Stanford granted an exclusive license, subject to XTL’s rights under the XTL Nonexclusive License Agreement, to the Licensed Antibodies as well as other related inventions.

C.
***** and XTL are parties to that certain Consultancy, Confidential Information and Inventions Agreement dated as of ***** (the “Original ***** Consulting Agreement”), pursuant to which ***** agreed to provide certain consulting services to XTL.

D.
AI and Stanford have agreed to enter into an amended and restated AI License Agreement (the “Amended and Restated AI License Agreement”), pursuant to which AI is granting back to Stanford its rights to the Licensed Antibodies in the field of human therapeutics in all territories of the world with the exception of the Peoples Republic of China, as more fully set forth therein.

E.
Stanford and XTL have agreed to terminate the XTL Nonexclusive License Agreement and enter into an exclusive license agreement (the “XTL Exclusive License Agreement”), pursuant to which Stanford is granting to XTL an exclusive license to the Licensed Antibodies in the human therapeutic field of use for all territories of the world with the exception of the Peoples Republic of China, as more fully set forth therein.

F.
XTL and ***** have agreed to terminate the Original ***** Consulting Agreement and are entering into a new consulting agreement (the “New ***** Consulting Agreement”), pursuant to which ***** will provide certain consulting services to XTL.

G.	XTL and ***** are entering into a consulting agreement (the “***** Consulting Agreement”), pursuant to which ***** will provide certain consulting services to XTL.

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NOW, THEREFORE, in consideration for the terms and conditions set forth herein, the Parties agree as follows:

1.	OTHER AGREEMENTS

As of the Effective Date, the parties hereto will enter into the following agreements:

a.	AI shall execute the Amended and Restated AI License Agreement.

b.	XTL shall execute the Exclusive XTL License Agreement.

c.	XTL and ***** shall execute the New ***** Consulting Agreement.

d.	XTL and ***** shall execute the ***** Consulting Agreement.

2.	INITIAL PAYMENT BY XTL

In partial consideration for AI’s agreeing to transfer the license rights back to Stanford pursuant to the Amended and Restated AI License Agreement thereby enabling those rights to be licensed to XTL, XTL will pay to AI ***** within ***** of the Effective Date.

3.	ADDITIONAL PAYMENTS BY XTL

As further consideration for AI’s agreeing to transfer the license rights back to Stanford pursuant to the Amended and Restated AI License Agreement thereby enabling those rights to be licensed to XTL, XTL will make additional payments to AI as set forth in this Section 3 for so long as XTL is required to make earned royalty payments to Stanford under the Exclusive XTL License Agreement, as it may be amended.

a.
For purposes of this Agreement, the terms “Licensed Field of Use,”“Licensed Patents,”“Licensed Products,”“Net Sales” and “Valid Claim” shall have the meanings given those terms in the Exclusive XTL License Agreement.

b.
XTL shall make periodic payments to AI equal to ***** of Net Sales *****. For any period in which a Licensed Product is not the subject of a Valid Claim in a country, the payments shall be equal to ***** of Net Sales in such country for that period *****.

c.
Notwithstanding Section 3(b), if a Licensed Product is part of a combination product, as described in the Exclusive XTL License Agreement, then the payments due to AI shall be calculated as follows: *****.

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d.
Notwithstanding Sections 3(b) and (c), the periodic payment rates therein shall be reduced by ***** with respect to any Licensed Product for which XTL’s license rights under the XTL Exclusive License Agreement have become nonexclusive pursuant to Article 5 thereunder.

e.
Payments calculated on the basis of Net Sales made in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each *****. All payments to AI shall be in U.S. Dollars.

f.	Beginning with the first sale of a Licensed Product, XTL shall make any payments due to AI under this Section 3 ***** after the end of each ***** for Net Sales during such *****.

g.
XTL agrees to keep and maintain records for a period of ***** showing cash receipts and expenses and any related information in sufficient detail to enable the payments due to AI hereunder to be determined. XTL further agrees to permit these books and records to be examined by from time to time (but not more than ***** per *****) to the extent necessary to verify the payments made to AI. Such examination is to be made by an independent certified accountant reasonably acceptable to XTL, at the expense of AI, except in the event that the results of the audit reveal an underreporting of payments due AI of ***** or more, then the audit costs shall be paid by XTL.

4.	PATENT PROSECUTION

a.
Within ***** after receipt of XTL’s invoice, AI shall reimburse XTL for payments made by XTL to reimburse Stanford pursuant to the XTL Exclusive License Agreement for costs incurred by Stanford in connection with the preparation, filing and prosecution of Licensed Patents covering the Licensed Antibodies identified on Schedule 2.2 of the XTL Exclusive License Agreement as ***** in the Peoples Republic of China.

b.
Within ***** after receipt of XTL’s invoice, AI shall reimburse XTL for ***** of XTL’s costs and expenses incurred in connection with the preparation, filing and prosecution of Licensed Patents covering the Licensed Antibodies identified on Schedule 2.2 of the XTL Exclusive License Agreement as ***** in the Peoples Republic of China. XTL shall keep AI fully informed as to the status of such patent matters, including, without limitation, by providing AI with the opportunity to review and comment on any documents to be filed in the Peoples Republic of China in connection therewith and by providing AI with copies of any documents received by XTL from the Peoples Republic of China, including notices of all interferences, reexaminations, oppositions or requests for patent term extensions. AI shall cooperate with and assist XTL in connection with such activities at XTL’s request. In the event that XTL declines or fails to prepare, file, prosecute or maintain any Licensed Patents covering the ***** in the Peoples Republic of China, including patent applications, which, if filed, would be included in the Licensed Patents, XTL shall promptly, and in no event later than ***** prior to any filing deadline, provide written notice to AI. Subject to any rights of Stanford, AI shall have the right to assume such responsibilities at its own expense using counsel of its choice.

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5.	REPRESENTATIONS AND WARRANTIES

a.
Each of XTL and AI hereby represents and warrants that it is duly authorized to enter into this Agreement and the other Agreements attached hereto to which it is a party and to perform its respective obligations hereunder and thereunder.

b.
Each of the parties hereby represents and warrants that this Agreement does not and will not conflict with any other right or obligation provided under any other agreement or obligation that it or he has with any third party.

c.
AI hereby represents and warrants that it has not executed and shall not execute any agreements, has not granted and shall not grant any rights and has not taken and shall not take any actions in conflict with the terms and provisions of this Agreement or the Amended and Restated AI License Agreement or with the rights and licenses previously held by AI that were granted back to Stanford pursuant to the Amended and Restated AI License Agreement and granted to XTL pursuant to the XTL Exclusive License Agreement.

6.	TERM AND TERMINATION

The term of this Agreement shall begin on the Effective Date and, unless sooner terminated as provided herein, shall expire upon the expiration or termination of the Exclusive XTL License Agreement. XTL may terminate this Agreement if AI materially breaches this Agreement upon ***** advance written notice and such breach is not cured within the notice period. Upon expiration or termination of this Agreement, Sections 4, 8 and 11 shall survive and remain in full force and effect.

7.	LICENSED PATENT INFRINGEMENT BY THIRD PARTIES

XTL and AI shall each promptly notify the other of any suspected infringement of any Licensed Patents by a third party. Subject to Stanford’s rights under the Amended and Restated AI License Agreement and the Exclusive XTL License Agreement, XTL shall have the first right, but not the obligation, to institute an action for infringement of the Licensed Patents against any third party. In the event that XTL fails to institute an infringement suit or take other reasonable action in response to the infringement within *****, subject to Stanford’s rights under the Amended and Restated AI License Agreement and the Exclusive XTL License Agreement, AI shall have the right, upon ***** notice to XTL, to institute such suit or take other appropriate action. Regardless of which party brings the action, the other party hereby agrees to cooperate reasonably in any such effort, including if required to bring a legal action, furnishing a power of attorney and shall have the right to participate in such action at its own expense with its own counsel. Any recovery obtained by settlement or otherwise shall be allocated between XTL and AI in proportion to their respective expenses paid in connection with the action.

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8.	ARBITRATION

a.
Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

b.
Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by AI and XTL within ***** of such arbitration request. Judgment upon the award rendered by the arbitrator shall be final and nonappealable and may be entered in any court having jurisdiction thereof.

c.
The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time and/or issues involved in discovery.

d.	Any arbitration shall be held in San Francisco, California, unless the parties hereto mutually agree in writing to another place.

9.	NOTICES

All notices under this Agreement shall be deemed to have been fully given when done in writing and hand-delivered or sent by registered mail, postage prepaid and return-receipt requested, or by express international courier, and addressed as follows:

***** Confidential material redacted and filed separately with the Commission.

To AI, ***** or *****:	***** Stanford, California 94305 Attention: *****

To XTL:	XTL Biopharmaceuticals Ltd. Kiryat Weizmann, P.O. Box 370 Rehovot, 76100 Israel Attention: President and CEO

With a copy to:	Heller Ehrman White & McAuliffe LLP 4350 La Jolla Village Drive San Diego, California 92122 USA Attention: *****

A party may change its address upon written notice to the other parties.

10.	WAIVER

None of the terms of this Agreement can be waived except by the written consent of the party waiving compliance.

11.	APPLICABLE LAW

This Agreement shall be governed by the laws of the State of California applicable to agreements negotiated, executed and performed wholly within California, without regard to principles of conflicts of laws.

12.	MODIFICATIONS

No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed by XTL and AI.

13.	SEVERABILITY

In case any of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

14.	FORCE MAJEURE

No party shall be responsible for delay or failure in performance caused by any government act, law, regulation, order or decree, by communication line or power failures beyond its control, or by fire, flood or other natural disasters or by other causes beyond its reasonable control, nor shall any such delay or failure be considered to be a breach of this Agreement; provided that the delayed party gives the other parties affected prompt written notice thereof and uses its commercially reasonable efforts to resume performance.

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15.	RELATIONSHIP BETWEEN THE PARTIES

None of the provisions of this Agreement are intended to create any form of association, partnership or joint venture among the parties, rights in third parties or rights that are enforceable by any third party. No party will have the power to bind the other parties or incur obligations on another party's behalf without such other party's prior written consent.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by themselves or their duly authorized officers or representatives.

XTL Biopharmaceuticals Ltd. By:____________________________ Name:__________________________ Date:___________________________	Applied Immunogenetics LLC By:____________________________ Name:__________________________ Date:___________________________
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